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                                                                   Exhibit 10(b)

[LOGO] InterTAN, INC.
     3300 Highway 7, Suite 904 . Concord, Ontario L4K 4M3

                                                            BRIAN E. LEVY
                                                              President
                                                        Chief Executive Officer
                                                            (905) 760-9708
                                                           (905-760-9723 FAX

September 25, 2001

Mr. James G. Gingerich
46 Quail Run Boulevard
MAPLE ON L6A 1E9

Dear Jim:

                            Re: Retirement Agreement

This will confirm our agreement concerning the terms of your retirement as an employee of InterTAN, Inc. ("InterTAN" or the "Company") effective December 31, 2001 (the "Retirement Date").

Transitional Matters

From now and until the Retirement Date, you will provide your full assistance and cooperation to the Company to accomplish a supportive and complete transition to a new management team. Your assistance will include training, orientation, counsel and appropriate introduction of your successor to the investment and analyst community and is expected to include travel and face-to-face meetings with such parties. You are expected to take an affirmative and proactive role in arranging these meetings and contacts at the convenience of the incoming executive team. You will also be expected to work towards the resolution of any issues arising from the sale of the Company's Australian subsidiary. You will also fully comply with all other direction or instruction given from time to time by the Company's President and CEO or the Board of Directors.

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Retirement Allowance

Provided that you are not in default of your non-competition and non-solicitation obligations set forth below, InterTAN will pay you the sum of $1,541,108 (US) payable in 120 equal monthly instalments of $12,843 (US), less required withholdings, beginning on February 1, 2002 and ending on January 1, 2012. At your election, any monthly instalment may instead be paid in Canadian dollars provided that you give clear notice of such election at least ten (10) working days prior to the end of the month for which you wish to be paid in Canadian dollars. The exchange rate to be used in calculating the appropriate Canadian dollar equivalent amount shall be the exchange rate that is published in the Wall Street Journal on the date that is the last business day of the month that is requested to be paid in Canadian dollars. Payment for any month in which you so elect to be paid in Canadian dollars may be delayed by up to seven working days in order to give the Company reasonable time to complete the currency calculation and provide funds to you. In the event of your death prior to January 1, 2012, the remaining monthly payments will be made to your spouse or to such other person or persons as you may designate in a beneficiary designation form filed with the Organization and Compensation Committee of InterTAN.

Acceleration of Certain Stock Options

On or about the Retirement Date and provided that you have discharged your duties in a satisfactory manner to such date, the Board of Directors will accelerate the then unvested portion of those stock options granted to you on June 7, 1999 and June 5, 2000; provided further that the market price as listed on the NYSE of the Company's common stock on the date the acceleration is authorized by the Board of Directors is not in excess of the exercise price stipulated in either or both of the stock option grants that are the subject matter of the acceleration. In accordance with the terms of the 1996 Stock Option Plan, you will have a twelve-month period commencing on your Retirement Date in which to exercise such accelerated options.

Non-Competition/Non-Solicitation

You agree that for the period from the Retirement Date to December 31, 2006, whether in Canada or in any other country in which InterTAN carries on business, you will not, without the prior written consent of InterTAN:

     (a) be employed or engaged by or in any way participate in the ownership (of a material interest), management, direction or control or provide, directly or indirectly, any services to: (i) any entity whose primary business is the retail sale of consumer electronics and related products or services; or (ii) any major supplier of products or services offered for retail sale by InterTAN or InterTAN Canada Ltd. (for greater clarity, a major supplier shall be deemed to be any one of the fifteen largest contributors to RadioShack Canada's cooperative advertising programs or any one of the largest fifteen vendors (or a party who operates as an agent to supplier(s)) to RadioShack Canada as measured in wholesale dollars

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                                       -3-

          purchased by RadioShack Canada as either list is constituted from time to time and shall also include Microsoft, Inc., or RadioShack Corporation, or any of their respective affiliates); and

     (b) with the exception of Douglas C. Saunders, recruit, hire or become involved in any form of business association with any employee of InterTAN or InterTAN Canada Ltd. nor any person who has been an employee within the period of 12 months preceding such recruitment, hiring or association.

It is acknowledged that the determination of whether an entity constitutes a "major supplier" shall be made at the time you first became employed or engaged by or in any way participated in the ownership (of a material interest), management, direction or control or provided any services to that particular entity. You agree that if you knowingly, recklessly or wilfully violate any of the foregoing covenants such conduct will result in the immediate cessation of any retirement benefits to be paid to you under this agreement. Furthermore, InterTAN will have the right to recover from you any benefits paid to you during any period of time when you were in breach of any one or more of the foregoing covenants.

Change Of Control

In the event there occurs certain change of control events as described in the Company's Deferred Compensation Plan occur on or before December 31, 2001, all terms of this letter agreement (other than this paragraph) are null and void.

Other Matters

Your participation in the Company's Group RRSP, Stock Purchase Plan, Restricted Stock Unit Plan and Deferred Compensation Plan will cease effective the Retirement Date. You also acknowledge that, pursuant to the terms of the 1986 and 1996 Stock Option Plans, that only those options that are vested as at December 31, 2001 (which may include those options that are the subject matter of the potential acceleration referred to above) are subsequently exercisable by you and that such exercise period expires on December 31, 2002 in the case of grants designated as NSO's (Non-qualified Stock Options) and on March 31, 2002 in the case of grants designated as ISO's (Incentive Stock Options). InterTAN will transfer to you or to such other person as you may direct, any policy or policies of life insurance maintained by InterTAN on your life, provided that the terms of such policy or policies permit such a transfer and provided that you agree to bear any costs associated with such transfer.

The terms of this letter will release InterTAN, its directors, officers and affiliates from, and will be in full and final satisfaction of, any and all obligations which InterTAN may have to you arising out of or in any way connected with your employment by InterTAN and the termination of that employment, including, but not limited to, any obligations arising under your employment letter dated March 1, 1995 as amended by my letter of February 15, 2000 and as further amended by my letter of February 19, 2001, InterTAN's Deferred Compensation Plan and your Plan Agreement thereto dated November 11, 1997 and the Addendum thereto dated September 12,

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2000. The terms of this letter also satisfy any and all obligations that
InterTAN may have to you pursuant to the Employment Standards Act of Ontario or any other applicable statute or regulation.

Please signify your acceptance of the foregoing by signing and returning the enclosed copy of this letter where indicated below.

Sincerely,

InterTAN, Inc.


Brian E. Levy
President and Chief Executive Officer


                                     *******


Accepted and agreed to this 3/rd/ day of November, 2001.


/s/ Ann Robinson                                    /s/ James G. Gingerich
------------------------------------                ----------------------------
Witness                                             James G. Gingerich